Exhibit 107

Calculation of Filing Fee Tables

FORM TO-I

(Form Type)

Lord Abbett Private Credit Fund

(Name of Issuer)

Lord Abbett Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$36,337,516.91	(1)	0.00013810	$5,018.21	(2)
Fees Previously Paid	$0.0			$0.0
Total Transaction Valuation	$36,337,516.91	(1)
Total Fees Due for Filing				$5,018.21	(2)
Total Fees Previously Paid				$0.0
Total Fee Offsets
Net Fee Due				$5,018.21	(2)

(1) Calculated as the aggregate maximum purchase price for common shares of beneficial interest, par value $0.01 per share, of Lord Abbett Private Credit Fund (“Shares”), based upon the net asset value per Share as of May 31, 2026 of $24.79. This amount is based upon the offer to purchase up to 1,465,813.51 Shares.

(2) Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by Fee Rate Advisory No. 1 for Fiscal Year 2026.